Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FIRST QUARTER 2017 RESULTS, REAFFIRMS 2017 GUIDANCE;
ANNOUNCES CANCELLATION OF NEW TEXAS POWER PLANT,
REPLACES WITH 10-YEAR SUPPLY CONTRACT

Summary of First Quarter 2017 Financial Results (in millions):

	Three Months Ended March 31,
	2017	2016	% Change

Operating Revenues	$2,281	$1,615	41.2%
Income from operations	$72	$3	NM
Cash provided by operating activities	$94	$31	203.2%
Net Loss[1]	$(56)	$(198)	71.7%
Commodity Margin[2]	$558	$580	(3.8)%
Adjusted EBITDA[2]	$326	$374	(12.8)%
Adjusted Free Cash Flow[2]	$43	$102	(57.8)%
Net Loss, As Adjusted[2]	$(114)	$(104)	(9.6)%
Weighted Average Shares Outstanding (diluted)	355	354

Reaffirming 2017 Full Year Guidance (in millions):

2017

Adjusted EBITDA[2]	$1,800 - 1,950
Adjusted Free Cash Flow[2]	$710 - 860

Recent Achievements:

•	Power and Commercial Operations:

—	Generated more than 21 million MWh[3] in the first quarter of 2017

—	Delivered strong fleetwide starting reliability: 97.5%

•	Portfolio Management:

—	Signed a 10-year PPA with Guadalupe Valley Electric Cooperative for 200 MW beginning in 2019, concurrently canceling construction of a 418 MW natural gas-fired peaking power plant in Texas

—	Retired 400 MW Clear Lake Power Plant due to lack of adequate compensation in Texas

—	Monetizing legacy site through an agreement to construct and sell an approximately 360 MW natural gas-fired peaking power plant to Entergy Louisiana after commercial operation, expected in early 2021

—	Negotiating Reliability Must Run contracts with CAISO for two natural gas-fired peakers in California

—	Closed on the sale of Osprey Energy Center to Duke Energy for $166 million[4]

—	Acquired growing residential retail provider North American Power for approximately $105 million[4], representing an attractively priced portfolio addition to our Champion Energy retail platform

•	Balance Sheet Management:

—	As part of our $2.7 billion plan to delever and reduce interest expense, we paid down approximately $233 million of debt (net) in the first quarter of 2017 out of $850 million paydown planned for 2017
________

[1]	Reported as Net Loss attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

[3]	Includes generation from power plants owned but not operated by Calpine and our share of generation from unconsolidated power plants.

[4]	Excluding working capital and other adjustments.

Calpine Reports First Quarter 2017 Results
April 28, 2017

(HOUSTON, Texas) April 28, 2017 – Calpine Corporation (NYSE: CPN) today reported Net Loss1 of $56 million, or $0.16 per diluted share, for the first quarter of 2017 compared to $198 million, or $0.56 per diluted share, in the prior year period. The period-over-period decrease in Net Loss was primarily due to the favorable variance in our net mark-to-market activities driven by changes in forward commodity prices and the positive effect of our retail hedging activities. Cash provided by operating activities for the first quarter of 2017 was $94 million compared to $31 million in the prior year. The increase in cash provided by operating activities was primarily due to a decrease in working capital employed resulting from the period over period change in net margining requirements associated with our commodity hedging activity, partially offset by a decrease in income from operations, adjusted for non-cash items.

Adjusted EBITDA2 for the first quarter was $326 million compared to $374 million in the prior year period, and Adjusted Free Cash Flow2 was $43 million compared to $102 million in the prior year period. The decreases in Adjusted EBITDA and Adjusted Free Cash Flow were primarily due to lower Commodity Margin2, largely driven by lower energy margins due to decreased contribution from wholesale hedges and weaker market conditions, lower regulatory capacity revenue in our East segment and the sales of Mankato Power Plant in October 2016 and Osprey Energy Center in January 2017. These changes were partially offset by our retail acquisitions of Calpine Energy Solutions in December 2016 and North American Power in January 2017.

Net Loss, As Adjusted2, for the first quarter of 2017 was $114 million compared to $104 million in the prior year period. The increase in Net Loss, As Adjusted, was primarily due to lower Commodity Margin, as previously discussed, as well as increases in plant operating expense and depreciation and amortization expense primarily due to our retail acquisitions, partially offset by a higher income tax benefit resulting primarily from changes in estimated tax benefits and a favorable adjustment to our reserve for uncertain tax positions.

“This year’s first quarter results reflect our ability to meet our financial commitments despite a very mild winter in Texas and the East and above-normal hydroelectric generation in the West,” said Thad Hill, Calpine’s President and Chief Executive Officer. “We are reaffirming our full year guidance range of $1.8 to $1.95 billion of Adjusted EBITDA, given upside in the back half of the year from our retail acquisitions and higher regulatory capacity payments in the East.
“During the quarter, we began executing on our deleveraging plan while continuing to make progress on controlling costs and integrating our retail platform. We have completed $233 million of our full year target of $850 million in debt reduction, and we are on track to complete our $2.7 billion of planned debt paydown by the end of 2019.
“We also continued our relentless focus on managing our portfolio for long-term value. Specifically, I am pleased to announce three great examples of how our customer-focused efforts helped us find mutually beneficial solutions. First, we have signed a 10-year PPA with Guadalupe Valley Electric Cooperative to supply 200 MW of power from our existing Texas fleet, replacing our prior agreement to construct a new 418 MW peaking power plant. Secondly, we are announcing the monetization of a legacy development site in Louisiana, where we have entered into a construction and sale agreement with Entergy Louisiana for a natural gas-fired peaking power plant. Finally, we completed the sale of our Osprey Energy Center to Duke Energy Florida.
“We also took further action to economically optimize our portfolio by filing to retire four of our natural gas-fired peakers in California at the beginning of 2018 when their contracts expire. The California Independent System Operator has since declared that two of the units are required for reliability, and we are currently negotiating Reliability Must Run contracts that will appropriately compensate us for providing critical reliability to the grid.
“Finally, we have been advocating for competitive power markets, including opposing out-of-market nuclear bailouts that are being debated or implemented in multiple states. We fundamentally disagree with adding more subsidies into functioning wholesale markets and are actively challenging them at the state level and in the courts. Regardless of those outcomes, we are optimistic that independent system operators and the new FERC will move through tariff reform to protect the integrity of their markets from state intervention. Competitive wholesale power markets need to provide non-discriminatory forward price signals that result in market-driven solutions that ensure reliable power. Calpine’s clean, modern and flexible fleet is integral to maintaining reliability in each of our wholesale power markets.”

Calpine Reports First Quarter 2017 Results
April 28, 2017

SUMMARY OF FINANCIAL PERFORMANCE

First Quarter Results

Adjusted EBITDA for the first quarter of 2017 was $326 million compared to $374 million in the prior year period. The year-over-year decrease in Adjusted EBITDA was primarily related to a $22 million decrease in Commodity Margin and $24 million increase in plant operating expense5, which was largely driven by net portfolio changes including our retail acquisitions, as previously discussed. The decrease in Commodity Margin was primarily due to:

–
lower energy margins due to decreased contribution from wholesale hedges and weaker market conditions due to milder weather in the Texas and East segments and increased hydroelectric generation in the West segment,

–	lower regulatory capacity revenue, primarily in the East segment and

–	the net impact of our portfolio management activities, including the sales of Mankato Power Plant in October 2016 and Osprey Energy Center in January 2017, partially offset by

+	increased contribution from our retail hedging activity following our retail acquisitions, as previously discussed, and

+	the positive effect of a new PPA associated with our Morgan Energy Center in the East segment, which became effective in February 2016.

Adjusted Free Cash Flow was $43 million in the first quarter of 2017 compared to $102 million in the prior year period. Adjusted Free Cash Flow decreased due to lower Adjusted EBITDA, as previously discussed, and higher major maintenance capital expenditures primarily due to improvements of our Geysers assets.

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended March 31,
	2017	2016	Variance
West	$221	$197	$24
Texas	148	153	(5)
East	189	230	(41)
Total	$558	$580	$(22)

West Region

First Quarter: Commodity Margin in our West segment increased by $24 million in the first quarter of 2017 compared to the prior year period. Primary drivers were:

+	increased contribution from the expansion of our retail portfolio following the acquisition of Calpine Energy Solutions in December 2016,

+	higher resource adequacy payments and

+	increased generation at our Geysers assets, which were recovering from the effects of a wildfire in the first quarter of 2016, partially offset by

–	lower contribution from wholesale hedging activity and lower spark spreads driven by higher hydroelectric generation in the region.

__________
5 Increase in plant operating expense excludes changes in major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs. See the table titled “Consolidated Adjusted EBITDA Reconciliation” for the actual amounts of these items for the three months ended March 31, 2017 and 2016.

Calpine Reports First Quarter 2017 Results
April 28, 2017

Texas Region

First Quarter:  Commodity Margin in our Texas segment decreased by $5 million in the first quarter of 2017 compared to the prior year period. Primary drivers were:

–	lower contribution from hedges,

–	lower generation driven by weaker ERCOT-wide off-peak spark spreads, primarily due to an increase in coal-fired generation in the state and

–	milder weather in the first quarter of 2017.

East Region

First Quarter:  Commodity Margin in our East segment decreased $41 million in the first quarter of 2017 compared to the prior year period. Primary drivers were:

–	lower contribution from wholesale hedges and lower realized spark spreads, particularly in New England,

–	lower regulatory capacity revenue in PJM and

–	the net impact of portfolio management activities, including the sales of Mankato Power Plant in October 2016 and Osprey Energy Center in January 2017, partially offset by

+	higher contribution from our retail hedging activity in 2016 following the acquisition of Calpine Energy Solutions in December 2016 and North American Power in January 2017 and

+	the positive effect of a new PPA associated with our Morgan Energy Center, which became effective in February 2016.

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	March 31, 2017	December 31, 2016
Cash and cash equivalents, corporate(1)	$153	$345
Cash and cash equivalents, non-corporate	90	73
Total cash and cash equivalents	243	418
Restricted cash	177	188
Corporate Revolving Facility availability(2)	1,294	1,255
CDHI letter of credit facility availability	63	50
Total current liquidity availability(3)	$1,777	$1,911
____________

(1)	Includes $9 million and $16 million of margin deposits posted with us by our counterparties at March 31, 2017, and December 31, 2016, respectively.

(2)	Our ability to use availability under our Corporate Revolving Facility is unrestricted.

(3)
Our ability to use corporate cash and cash equivalents is unrestricted. Our $300 million CDHI letter of credit facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements.

Liquidity was approximately $1.8 billion as of March 31, 2017. Cash and cash equivalents decreased in the first quarter of 2017 primarily due to the acquisition of North American Power, capital expenditures on construction projects and outages, and net repayments of debt, partially offset by cash provided by the sale of Osprey Energy Center, as well as from operating activities.

Calpine Reports First Quarter 2017 Results
April 28, 2017

Table 3: Cash Flow Activities (in millions)

	Three Months Ended March 31,
	2017	2016
Beginning cash and cash equivalents	$418	$906
Net cash provided by (used in):
Operating activities	94	31
Investing activities	(13)	(611)
Financing activities	(256)	(82)
Net decrease in cash and cash equivalents	(175)	(662)
Ending cash and cash equivalents	$243	$244

Cash provided by operating activities in the first quarter of 2017 was $94 million compared to $31 million in the prior year period, as previously discussed.

Cash used in investing activities was $13 million during the first quarter of 2017 compared to $611 million in the prior year period. The decrease was primarily related to acquisitions, divestitures and capital expenditures. In the first quarter of 2017, we closed on the acquisition of North American Power for $111 million and closed on the sale of Osprey Energy Center, receiving net proceeds of $162 million. In the first quarter of 2016, we purchased Granite Ridge Energy Center for $527 million. There was also a decrease of $42 million for capital expenditures primarily due to lower expenditures on construction projects and outages during the first quarter of 2017 as compared to 2016.

Cash used in financing activities was $256 million during the first quarter of 2017 and primarily related to net repayment of debt in accordance with our deleveraging plan.

CAPITAL ALLOCATION

Our capital allocation philosophy seeks to maximize levered cash returns to equity while maintaining a strong balance sheet. We seek to enhance shareholder value through a diverse and balanced capital allocation approach that includes portfolio management, organic or acquisitive growth, returning capital to shareholders and debt reduction.  The mix of this activity shifts over time given the external market environment and the opportunity set. In the current environment, we believe that paying down debt and strengthening our balance sheet is a high-return investment for our shareholders. We also consider the repurchases of our own shares of common stock as an attractive investment opportunity, and we utilize the expected returns from this investment as the benchmark against which we evaluate all other capital allocation decisions. We believe this philosophy closely aligns our objectives with those of our shareholders.

Managing Our Balance Sheet

We further optimized our capital structure during the quarter ended March 31, 2017, as follows:

2023 First Lien Notes:
— As part of our commitment to reduce debt and interest expense, on March 6, 2017, we redeemed the remaining $453 million of our 7.875% First Lien Notes due in 2023 using cash on hand along with the proceeds from a new $400 million, three-year First Lien Term Loan priced at LIBOR + 1.75% per annum. We intend to repay the 2019 First Lien Term Loan in full by the end of 2018. This accelerates debt reduction and results in substantial annual interest savings of more than $20 million in the interim.

2017 First Lien Term Loan:
— We repaid approximately $150 million of our 2017 First Lien Term Loan using cash on hand during the first quarter of 2017.

Calpine Reports First Quarter 2017 Results
April 28, 2017

Expanding Our Customer Sales Channels

We continue to focus on getting closer to our customers through expansion of our retail platform, which began with the acquisition of Champion Energy in 2015 and was followed by the acquisitions of Calpine Energy Solutions in late 2016 and North American Power in early 2017. Our retail platform geographically and strategically complements our wholesale generation fleet by providing forward liquidity with sufficient margins. The combination of our wholesale origination and retail platform provides Calpine access to both direct and mass market sales channels. Our direct sales efforts aim to provide our larger customers with customized products, leveraging both our successful wholesale origination efforts and Calpine Energy Solutions’ presence among large commercial and industrial organizations to secure new contracts. Our mass market approach relies upon our expanded Champion Energy retail platform to serve the needs of both residential and smaller commercial and industrial customers across the country. We believe that our retail platform is strategically complete and are now focused on integrating it into our business and optimizing its financial performance.

Acquisition of North American Power & Gas, LLC

On January 17, 2017, we completed the purchase of North American Power for approximately $105 million, excluding working capital and other adjustments. North American Power is a growing retail energy supplier for homes and small businesses and is primarily concentrated in the Northeast U.S., where Calpine has a substantial power generation presence and where Champion Energy has a substantial retail sales footprint that is enhanced by the addition of North American Power, which has been integrated into our Champion Energy retail platform. With this acquisition, we now serve residential load in 63 utility service territories as compared to 51 in 2016.

Portfolio Management

East:
Washington Parish: On April 21, 2017, we entered into an agreement with Entergy Louisiana (Entergy), a subsidiary of Entergy Corporation, to construct an approximately 360 MW natural gas-fired peaking power plant on a partially developed site that we own near Bogalusa, Louisiana. Within a short period of time subsequent to the plant commencing commercial operations and meeting certain performance objectives, Entergy will purchase the plant for a fixed payment, including a fair market return. Construction on the facility will not commence until 2019 with COD expected in early 2021. The agreement contains conditions precedent to effectiveness including, but not limited to, approval of the Louisiana Public Service Commission. We plan to fund the project with a construction loan that will be repaid upon receipt of sale proceeds.
York 2 Energy Center: York 2 Energy Center is an 828 MW dual-fuel, combined-cycle project that is co-located with our York Energy Center in Peach Bottom Township, Pennsylvania. Once complete, the power plant will feature two combustion turbines, two heat recovery steam generators and one steam turbine. The project is under construction, and the initial 760 MW of capacity cleared PJM’s last three base residual auctions with the 68 MW of incremental capacity clearing the last two base residual auctions. Due to construction delays, we are now targeting COD in early 2018.
Osprey Energy Center: On January 3, 2017, we completed the sale of Osprey Energy Center to Duke
Energy Florida, Inc. for approximately $166 million, excluding working capital and other adjustments. This transaction supports our effort to divest non-core assets outside our strategic concentration.

Texas:

Clear Lake Power Plant: On February 1, 2017, we retired our 400 MW Clear Lake Power Plant due to a lack of adequate compensation in Texas. Built in 1985, Clear Lake utilized an older, less efficient technology.

Calpine Reports First Quarter 2017 Results
April 28, 2017

Guadalupe Peaking Energy Center: In April 2017, we canceled an agreement with Guadalupe Valley Electric Cooperative (GVEC) related to the construction of a 418 MW natural gas-fired peaking power plant to be co-located with our existing Guadalupe Energy Center. In lieu of building the facility, we will now serve GVEC with 200 MW of generating capacity under a 10-year PPA beginning in June 2019.

West:

California Peakers: As a result of the pending expiration of a PPA in December 2017, we informed CAISO of our intent to suspend operations at four of our California peaking natural gas-fired power plants with capacity totaling 186 MW. CAISO has determined that two of these power plants, Yuba City and Feather River energy centers, are needed to continue reliable operation of the power grid. We are currently negotiating Reliability Must Run contracts for these two power plants.

South Point Energy Center: As a result of the denial by the Nevada Public Utility Commission of the sale of South Point Energy Center to Nevada Power Company in February 2017, we terminated the corresponding asset sale agreement in the first quarter of 2017. We are currently assessing our options related to South Point Energy Center.

OPERATIONS UPDATE

First Quarter Power Operations Achievements:

•	Availability Performance:

—	Delivered strong fleetwide starting reliability: 97.5%

•	Power Generation:

—	Generated more than 21 million MWh[3]

—	Texas fleet: Record low first quarter forced outage factor

—	Westbrook Energy Center: 100% starting reliability across 215 starts

2017 Operating Event at our Delta Energy Center
On January 29, 2017, we experienced an operating event at our Delta Energy Center that resulted in an emergency shutdown of the power plant and significant damage to the steam turbine and steam turbine generator. Our current plan is to return the unit to service in simple-cycle steam bypass configuration in June 2017 and full combined-cycle configuration in the fourth quarter of 2017. We anticipate that insurance will cover a significant portion of our losses, after applicable deductibles.

Calpine Reports First Quarter 2017 Results
April 28, 2017

2017 FINANCIAL OUTLOOK

(in millions)	Full Year 2017
Adjusted EBITDA	$1,800 - 1,950
Less:
Operating lease payments	25
Major maintenance expense and maintenance capital expenditures(1)	435
Cash interest, net(2)	620
Cash taxes	10
Other	—
Adjusted Free Cash Flow	$710 - 860

Debt amortization and repayment (3)	$(850)
Growth capital expenditures	$(220)
____________

(1)	Includes projected major maintenance expense of $315 million and maintenance capital expenditures of $120 million in 2017. Capital expenditures exclude major construction and development projects.

(2)	Includes commitment, letter of credit and other fees from consolidated and unconsolidated investments, net of capitalized interest and interest income.

(3)
Amount includes $200 million of recurring amortization, as well as the $550 million repayment of the 2017 First Lien Term Loan, a portion of the $453 million of our callable 7 7/8% 2023 Senior Secured Notes and the buyout of the Pasadena lessor interest.

As detailed above, today we are reaffirming our 2017 guidance range. We expect Adjusted EBITDA of $1.8 billion to $1.95 billion and Adjusted Free Cash Flow of $710 million to $860 million. We expect to invest $220 million in our ongoing growth-related projects during 2017, primarily the construction of York 2 Energy Center.

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the first quarter on Friday, April 28, 2017, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call may be accessed through our website at www.calpine.com, or by dialing (800) 446-1671 in the U.S. or (847) 413-3362 outside the U.S. The confirmation code is 44658283. A recording of the call will be made available for a limited time on our website or by dialing (888) 843-7419 in the U.S. or (630) 652-3042 outside the U.S. and providing confirmation code 44658283. Presentation materials to accompany the conference call will be posted on our website on April 28, 2017.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 80 power plants in operation or under construction represents approximately 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 25 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine’s Annual Report on Form 10-Q for the quarter ended March 31, 2017, has been filed with the Securities and Exchange Commission (SEC) and is available on the SEC’s website at www.sec.gov.

Calpine Reports First Quarter 2017 Results
April 28, 2017

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and extent to which we hedge risks;

•
Laws, regulations and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Notes, First Lien Term Loans, Corporate Revolving Facility, CCFC Term Loans and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Competition, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber-attacks that may affect our power plants or the markets our power plants or retail operations serve and our corporate headquarters;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports First Quarter 2017 Results
April 28, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(in millions, except share and per share amounts)
Operating revenues:
Commodity revenue	$2,063	$1,585
Mark-to-market gain	214	25
Other revenue	4	5
Operating revenues	2,281	1,615
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,533	1,006
Mark-to-market loss	159	120
Fuel and purchased energy expense	1,692	1,126
Plant operating expense	282	255
Depreciation and amortization expense	206	180
Sales, general and other administrative expense	40	38
Other operating expenses	20	20
Total operating expenses	2,240	1,619
(Gain) on sale of assets, net	(27)	—
(Income) from unconsolidated subsidiaries	(4)	(7)
Income from operations	72	3
Interest expense	159	157
Debt extinguishment costs	24	—
Other (income) expense, net	2	5
Loss before income taxes	(113)	(159)
Income tax expense (benefit)	(61)	35
Net loss	(52)	(194)
Net income attributable to the noncontrolling interest	(4)	(4)
Net loss attributable to Calpine	$(56)	$(198)

Basic and diluted loss per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	354,682	353,501
Net loss per common share attributable to Calpine — basic and diluted	$(0.16)	$(0.56)

Calpine Reports First Quarter 2017 Results
April 28, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2017	December 31, 2016
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$243	$418
Accounts receivable, net of allowance of $8 and $6	765	839
Inventories	535	581
Margin deposits and other prepaid expense	364	441
Restricted cash, current	162	173
Derivative assets, current	1,387	1,725
Current assets held for sale	—	210
Other current assets	65	45
Total current assets	3,521	4,432
Property, plant and equipment, net	13,009	13,013
Restricted cash, net of current portion	15	15
Investments in unconsolidated subsidiaries	92	99
Long-term derivative assets	670	543
Goodwill	233	187
Intangible assets, net	635	650
Other assets	401	378
Total assets	$18,576	$19,317
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$655	$671
Accrued interest payable	125	125
Debt, current portion	608	748
Derivative liabilities, current	1,273	1,630
Other current liabilities	459	528
Total current liabilities	3,120	3,702
Debt, net of current portion	11,344	11,431
Long-term derivative liabilities	550	476
Other long-term liabilities	280	369
Total liabilities	15,294	15,978

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; authorized 100,000,000 shares, none issued and outstanding	—	—
Common stock, $0.001 par value per share; authorized 1,400,000,000 shares, 361,833,256 and 359,627,113 shares issued, respectively, and 360,797,377 and 359,061,764 shares outstanding, respectively	—	—
Treasury stock, at cost, 1,035,879 and 565,349 shares, respectively	(13)	(7)
Additional paid-in capital	9,633	9,625
Accumulated deficit	(6,269)	(6,213)
Accumulated other comprehensive loss	(139)	(137)
Total Calpine stockholders’ equity	3,212	3,268
Noncontrolling interest	70	71
Total stockholders’ equity	3,282	3,339
Total liabilities and stockholders’ equity	$18,576	$19,317

Calpine Reports First Quarter 2017 Results
April 28, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(in million)
Cash flows from operating activities:
Net loss	$(52)	$(194)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization(1)	265	226
Debt extinguishment costs	6	—
Income tax expense (benefit)	(61)	35
Gain on sale of assets, net	(27)	—
Mark-to-market activity, net	(55)	94
(Income) from unconsolidated subsidiaries	(4)	(7)
Return on investments from unconsolidated subsidiaries	13	—
Stock-based compensation expense	8	9
Other	—	(4)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	82	87
Derivative instruments, net	(21)	(12)
Other assets	24	(19)
Accounts payable and accrued expenses	(104)	(202)
Other liabilities	20	18
Net cash provided by operating activities	94	31
Cash flows from investing activities:
Purchases of property, plant and equipment	(91)	(133)
Proceeds from sale of Osprey Energy Center	162	—
Purchase of Granite Ridge Energy Center	—	(527)
Purchase of North American Power, net of cash acquired	(111)	—
Decrease in restricted cash	11	43
Other	16	6
Net cash used in investing activities	$(13)	$(611)

(Table continues)

Calpine Reports First Quarter 2017 Results
April 28, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(in millions)
Cash flows from financing activities:
Borrowings under First Lien Term Loans	$396	$—
Repayment of CCFC Term Loans and First Lien Term Loans	(161)	(13)
Repurchase of First Lien Notes	(453)	—
Borrowings under Corporate Revolving Facility	25	—
Repayments of project financing, notes payable and other	(44)	(56)
Distribution to noncontrolling interest holder	(6)	(2)
Financing costs	(8)	(7)
Shares repurchased for tax withholding on stock-based awards	(6)	(5)
Other	1	1
Net cash used in financing activities	(256)	(82)
Net decrease in cash and cash equivalents	(175)	(662)
Cash and cash equivalents, beginning of period	418	906
Cash and cash equivalents, end of period	$243	$244

Cash paid during the period for:
Interest, net of amounts capitalized	$141	$150
Income taxes	$3	$2

Supplemental disclosure of non-cash investing activities:
Change in capital expenditures included in accounts payable	$—	$15
__________

(1)
Includes amortization included in Commodity revenue and Commodity expense associated with intangible assets and amortization recorded in interest expense associated with debt issuance costs and discounts.

Calpine Reports First Quarter 2017 Results
April 28, 2017

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying first quarter 2017 earnings release contains non-GAAP financial measures. Net Income (Loss), As Adjusted, Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Net Loss, As Adjusted, represents net loss attributable to Calpine, adjusted for certain non-cash and non-recurring items, including mark-to-market (gain) loss on derivatives, debt modification and extinguishment costs and other adjustments. Net Loss, As Adjusted, is presented because we believe it is a useful tool for assessing the operating performance of our company in the current period. Net Loss, As Adjusted, is not intended to represent net income (loss), the most comparable U.S. GAAP measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.

Commodity Margin includes our power and steam revenues, sales of purchased power and physical natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense, and realized settlements from our marketing, hedging, optimization and trading activities, but excludes mark-to-market activity and other revenues. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net loss attributable to Calpine before net (income) attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, we believe that investors commonly adjust EBITDA information to eliminate the effects of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase, modification or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Adjusted Free Cash Flow represents net income (loss) before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is presented because we believe it is a useful tool for assessing the financial performance of our company in the current period. Adjusted Free Cash Flow is a liquidity measure and is not intended to represent cash flows from operating activities, the most directly comparable U.S. GAAP measure, and is not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports First Quarter 2017 Results
April 28, 2017

Net Loss, As Adjusted Reconciliation

The following table reconciles our Net Loss, As Adjusted, to its U.S. GAAP results for the three months ended March 31, 2017 and 2016 (in millions):

	Three Months Ended March 31,
	2017	2016
Net loss attributable to Calpine	$(56)	$(198)
(Gain) on sale of assets, net(1)	(27)	—
Debt extinguishment costs(1)	24	—
Mark-to-market (gain) loss on derivatives(1)(2)	(55)	94
Net Loss, As Adjusted	$(114)	$(104)
__________

(1)	Assumes a 0% effective tax rate for these items.

(2)
In addition to changes in market value on derivatives not designated as hedges, changes in mark-to-market (gain) loss also include hedge ineffectiveness and adjustments to reflect changes in credit default risk exposure.

Commodity Margin Reconciliation

The following tables reconcile Income (loss) from operations to Commodity Margin for the three months ended March 31, 2017 and 2016 (in millions):

	Three Months Ended March 31, 2017
				Consolidation
				And
	West	Texas	East	Elimination	Total
Income (loss) from operations	$88	$(60)	$44	$—	$72
Add:
Plant operating expense	97	96	96	(7)	282
Depreciation and amortization expense	91	62	53	—	206
Sales, general and other administrative expense	13	17	10	—	40
Other operating expenses	9	3	9	(1)	20
(Gain) on sale of assets, net	—	—	(27)	—	(27)
(Income) from unconsolidated subsidiaries	—	—	(4)	—	(4)
Less: Mark-to-market commodity activity, net and other(1)	77	(30)	(8)	(8)	31
Commodity Margin	$221	$148	$189	$—	$558

	Three Months Ended March 31, 2016
				Consolidation
				And
	West	Texas	East	Elimination	Total
Income (loss) from operations	$65	$(114)	$52	$—	$3
Add:
Plant operating expense	91	86	84	(6)	255
Depreciation and amortization expense	69	53	58	—	180
Sales, general and other administrative expense	10	16	12	—	38
Other operating expenses	8	2	10	—	20
(Income) from unconsolidated subsidiaries	—	—	(7)	—	(7)
Less: Mark-to-market commodity activity, net and other(1)	46	(110)	(21)	(6)	(91)
Commodity Margin	$197	$153	$230	$—	$580
_________
(1) Includes $(22) million and $(22) million of lease levelization and $60 million and $27 million of amortization expense for the three months ended March 31, 2017 and 2016, respectively.

Calpine Reports First Quarter 2017 Results
April 28, 2017

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net income attributable to Calpine for the three months ended March 31, 2017 and 2016, as reported under U.S. GAAP (in millions):

	Three Months Ended March 31,
	2017	2016
Net loss attributable to Calpine	$(56)	$(198)
Net income attributable to the noncontrolling interest	4	4
Income tax expense (benefit)	(61)	35
Debt extinguishment costs and other (income) expense, net	26	5
Interest expense	159	157
Income from operations	$72	$3
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	205	179
Major maintenance expense	64	64
Operating lease expense	6	6
Mark-to-market (gain) loss on commodity derivative activity	(55)	95
(Gain) on sale of assets, net	(27)	—
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(2)	7	5
Stock-based compensation expense	8	9
Loss on dispositions of assets	1	2
Contract amortization	60	27
Other	(15)	(16)
Total Adjusted EBITDA	$326	$374
Less:
Operating lease payments	6	6
Major maintenance expense and capital expenditures(3)	115	105
Cash interest, net(4)	156	158
Cash taxes	3	2
Other	3	1
Adjusted Free Cash Flow(5)	$43	$102
Weighted Average Shares Outstanding (diluted)	355	354
_________

(1)	Excludes depreciation and amortization expense attributable to the non-controlling interest.

(2)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include (gain) loss on mark-to-market activity of nil for each of the three months ended March 31, 2017 and 2016.

(3)
Includes $65 million and $65 million in major maintenance expense for the three months ended March 31, 2017 and 2016, respectively, and $50 million and $40 million in maintenance capital expenditures for the three months ended March 31, 2017 and 2016, respectively.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)	Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

Calpine Reports First Quarter 2017 Results
April 28, 2017

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three months ended March 31, 2017 and 2016. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable U.S. GAAP measures are provided above. Amounts below are shown exclusive of the noncontrolling interest (in millions):

	Three Months Ended March 31,
	2017	2016
Commodity Margin	$558	$580
Other revenue	4	5
Plant operating expense(1)	(205)	(181)
Sales, general and administrative expense(2)	(35)	(33)
Other operating expenses(3)	(12)	(13)
Adjusted EBITDA from unconsolidated investments	15	16
Other	1	—
Adjusted EBITDA	$326	$374
_________

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on dispositions of assets and other costs.

(2)	Shown net of stock-based compensation expense and other costs.

(3)	Shown net of operating lease expense, amortization and other costs.

Adjusted Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow for the three months ended March 31, 2017 and 2016 (in millions):

	Three Months Ended March 31,
	2017	2016
Cash provided by operating activities	$94	$31
Maintenance capital expenditures	(50)	(40)
Tax differences	(3)	(2)
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the non-controlling interest	(5)	9
Cash debt extinguishment cost	18	—
Capitalized corporate interest	(7)	(4)
Changes in working capital(1)	12	118
Other(2)	(16)	(10)
Adjusted Free Cash Flow	$43	$102
_________

(1)	Adjustment excludes $(13) million and $10 million in amortization of acquired derivatives contracts for the three months ended March 31, 2017 and 2016, respectively.

(2)	Adjustment primarily represents miscellaneous items excluded from Adjusted EBITDA that are included in cash flow from operations.

Calpine Reports First Quarter 2017 Results
April 28, 2017

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance (in millions)

Full Year 2017 Range:	Low	High
GAAP Net Income (1)	$78	$228
Plus:
Debt extinguishment costs	24	24
Interest expense, net of interest income	625	625
(Gain) on the sale of assets, net	(27)	(27)
Depreciation and amortization expense	685	685
Major maintenance expense	310	310
Operating lease expense	25	25
Other(2)	80	80
Adjusted EBITDA	$1,800	$1,950
Less:
Operating lease payments	25	25
Major maintenance expense and maintenance capital expenditures(3)	435	435
Cash interest, net(4)	620	620
Cash taxes	10	10
Adjusted Free Cash Flow	$710	$860
_________

(1)	For purposes of Net Income guidance reconciliation, mark-to-market adjustments are assumed to be nil.

(2)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, income tax expense and other items.

(3)	Includes projected major maintenance expense of $315 million and maintenance capital expenditures of $120 million. Capital expenditures exclude major construction and development projects.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics for the periods presented:

	Three Months Ended March 31,
	2017	2016
Total MWh generated (in thousands)(1)(2)	20,824	24,125
West	5,449	6,418
Texas	9,398	11,249
East	5,977	6,458

Average availability(2)	87.3%	89.9%
West	86.3%	90.3%
Texas	86.9%	86.6%
East	88.5%	92.8%

Average capacity factor, excluding peakers	42.8%	47.4%
West	36.3%	42.9%
Texas	48.8%	56.0%
East	41.5%	40.6%

Steam adjusted heat rate (Btu/kWh)(2)	7,346	7,264
West	7,336	7,329
Texas	7,121	7,049
East	7,718	7,597
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.